Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj:   Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                 November 3, 2011
Unaudited Third Quarter Financial Statements                                                                                                                                                                                                                                                                                                         Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                           (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                  corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS

Indianapolis, Indiana, November 3, 2011—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced an after tax operating loss, defined as net loss before investment gains and losses, of $1.6 million, or $.11 per share, during the third quarter.  This loss compares to after tax operating income of $2.6 million, or $.17 per share, for the third quarter of 2010 and results from catastrophe losses, including Hurricane Irene.  Net investment losses for the third quarter of 2011 were $11.3 million after tax, or $.76 per share, compared to investment gains of $6.7 million, or $.45 per share, in the same quarter of 2010.  Net investment losses include, in addition to normal investment trading, both realized and unrealized gains in the company’s limited partnership investments and reflect the low valuations of equities on September 30.  In total, an after tax loss of $13.0 million, or $.87 per share, was sustained for the third quarter of 2011.  This compares to after tax net income of $9.2 million, or $.62 per share, for the prior year period.

Three successive quarters of unprecedented catastrophic losses in 2011 have resulted in an after tax  operating loss for the nine months of $20.1 million, or $1.35 per share, compared to after tax operating income of $7.9 million, or $.53 per share, for the prior year period.  The impact of the unusually large number of major catastrophes for the 2011 period was approximately $37 million after tax credits compared to $13 million in after tax major catastrophes in the 2010 period.  Including net investment losses of $13.6 million for the 9 months, an after tax loss of $33.7 million or $2.27 per share was sustained vs net income of $14.8 million or $1.00 per share in the prior year.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 14% when compared to the prior year period.  The Company’s Property and Casualty Insurance segment experienced 11% growth related to higher premium volume from fleet transportation and professional liability business.  The Company’s Reinsurance segment experienced 29% growth related to higher premium volume from new lines of casualty reinsurance and from reinstatement premiums associated with the first, second and third quarter catastrophe losses.  Premiums written for the nine months of 2011 increased by nearly 14% compared to the prior year with growth coming from the same products mentioned for the quarter.

Net premium earned increased by 15%, to $60.4 million, for the third quarter of 2011.  For the nine months, earned premium increased a similar 15% to $180.4 million, in line with increases in premium written.

The Company’s consolidated combined ratio for the third quarter was 111.8%.  For the nine months, the consolidated combined ratio was 125.1%.  The impact on combined ratios of major catastrophic events was approximately 27% and 32%, respectively.

After-tax investment income increased 3% from the immediately preceding quarter but decreased 4% from last year’s third quarter and 10% for the nine month period.  Average after-tax bond yields declined by 8% from the third quarter of 2010, reflecting the continuing impact of historically low yields on maturing investments in the Company’s fixed maturity portfolio over the past year.

The combination of the net loss for the quarter, the decline in net unrealized gains on the company’s invested assets and dividends of $.25 paid during the quarter resulted in a decrease of $2.25 per share in the company’s book value, to $21.02 as of September 30, 2011.  For the nine months, book value per share decreased $3.88, from $24.90 at December 31, 2010.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, November 3 at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2011.

To participate via teleconference, investors may dial 1-800-946-0712  (U.S./Canada) or 1-719-325-2187 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 10, 2011 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 4707497.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until November 2, 2012.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Operating revenue	$64,629	$57,056	$193,044	$171,134
Net investment gains (losses)	(17,460)	10,271	(20,892)	10,603

Total revenue	$47,169	$67,327	$172,152	$181,737

Operating income (loss)	$(1,622)	$2,558	$(20,093)	$7,873
Net investment gains (losses),
net of federal income taxes	(11,349)	6,676	(13,580)	6,892

Net income (loss)	$(12,971)	$9,234	$(33,673)	$14,765

Per share data - diluted:
Average number of shares	14,837	14,809	14,835	14,809

Operating income (loss)	$(.11)	$.17	$(1.35)	$.53
Net investment gains (losses)	(.76)	.45	(.92)	.47

Net income (loss)	$(.87)	$.62	$(2.27)	$1.00

Dividends paid to shareholders	$.25	$.25	$.75	$1.00

Annualized return on average
shareholders' equity:
Operating income (loss)	-2.2%	3.0%	-8.6%	3.1%

Net income (loss)	-17.4%	10.9%	-14.4%	5.8%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	111.8%	100.8%	125.1%	102.2%
Including fee income	110.6%	99.4%	123.7%	100.5%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.